SECURITIES PURCHASE AGREEMENT
by and among
_____________________
RICE MIDSTREAM HOLDINGS LLC
RICE MIDSTREAM GP HOLDINGS LP
EIG ENERGY FUND XVI, L.P.
EIG ENERGY FUND XVI-E, L.P.
and
EIG HOLDINGS (RICE) PARTNERS, LP
______________________
Dated as of February 17, 2016

US 3926481v.27

Table of Contents
		Page
Article I
DEFINITIONS, REFERENCES AND CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	References and Construction	6

Article II
PURCHASE AND SALE OF UNITS

Section 2.1	Initial Purchase and Sale of Units	6

Article III
ADDITIONALPURCHASE AND SALE OF UNITS

Section 3.1	Additional Purchases and Sales of Units	8
Section 3.2	Conditions to Each Additional Purchase	8
Section 3.3	Additional Closings	9
Section 3.4	Additional Purchase Payment Obligation	10

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Section 4.1	Representations and Warranties of the Company Parties	10

Article V
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Section 5.1	Representations and Warranties of the Investors	16

Article VI
COVENANTS

Section 6.1	Further Assurances	17
Section 6.2	Expenses	17
Section 6.3	Consultants	18
Section 6.4	Commitment Fee	18
Section 6.5	Confidentiality	18
Section 6.6	Public Announcements	19
Section 6.7	Reorganization Transactions	19
Section 6.8	Tax Treatment	19

Article VII
INDEMNIFICATION

Section 7.1	Indemnification by the Investor	19
Section 7.2	Indemnification by the Company Parties	19
Section 7.3	Limitations and Other Indemnity Claim Matters	20
Section 7.4	Claim Procedures	20
Section 7.5	Third Party Claims	20

Article VIII
TERMINATION

Section 8.1	Termination	21
Section 8.2	Effect of Termination	21

Article IX
MISCELLANEOUS

Section 9.1	Parties in interest	22
Section 9.2	Notices	22
Section 9.3	Governing Law	23
Section 9.4	Jurisdiction and Venue	23
Section 9.5	Waiver of Jury Trial	23
Section 9.6	Entire Agreement	23
Section 9.7	Counterparts	23
Section 9.8	Amendments and Waivers	23
Section 9.9	Severability	23
Section 9.10	Directly and Indirectly	24
Section 9.11	No Recourse	24
Section 9.12	Remedies Generally	24

Exhibits and Schedules

Exhibit A	Form of Amended and Restated Limited Liability Company Agreement
Exhibit B	Form of Amened and Restated Agreement of Limited Partnership
Exhibit C	Form of Second Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement

Schedule I	Units Held at Closing Date
Schedule 4.1(b)(i)	Capitalization
Schedule 4.1(b)(ii)	Subsidiaries
Schedule 4.1(z)	Investment Company

Annex A	Form of Opinion of Vinson & Elkins L.L.P

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT, dated as of February 17, 2016, is entered into by and among Rice Midstream Holdings LLC, a Delaware limited liability company (the “Company”), Rice Midstream GP Holdings LP, a Delaware limited partnership (the “Partnership” and together with the Company, the “Company Parties”) and EIG Energy Fund XVI, L.P., a Delaware limited partnership, EIG Energy Fund XVI-E, L.P., a Delaware limited partnership, and EIG Holdings (RICE) Partners, LP, a Delaware limited partnership (together with their permitted transferees and assignees, the “Investors”, and each an “Investor”).

RECITALS:
A.At the closing of the Initial Purchase (as defined herein), the Investors and the Company will execute that certain Amended and Restated Limited Liability Company Agreement (the “Company Agreement”) a form of which is attached hereto as Exhibit A.
B.At the closing of the Initial Purchase, the Investors, the Company and Rice Midstream GP Management LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”) will also execute that certain Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement” and, collectively with the Company Agreement, the “Company Party Agreements”), a form of which is attached hereto as Exhibit B.
C.The Company desires to issue and sell the Series B Units of the Company as designated under the Company Agreement (the “Series B Units”) to the Investors and the Investors desire to acquire and accept such Series B Units from the Company on the terms and conditions set forth herein and in the Company Agreement.
D.The Partnership desires to issue and sell Common Units of the Partnership as designated under the Partnership Agreement (the “Common Units” and, collectively with the Series B Units, the “Units”) to the Investors and the Investors desire to acquire and accept such Common Units from the Partnership on the terms and conditions set forth herein and in the Partnership Agreement.
E.The Company Parties understand that the Investors would not be willing to (i) execute and deliver the Company Party Agreements, (ii) purchase Units from the Company Parties and make the capital contributions to the Company Parties and (iii) otherwise perform their covenants and agreements provided in this Agreement and the Company Party Agreements, in the absence of the representations, covenants and agreements of the Company Parties contained herein. The Company Parties acknowledge and affirm that they are making the representations, covenants and agreements herein to induce the Investors to (x) execute and deliver this Agreement and the Company Party Agreements, (y) purchase Units from the Company Parties and contribute capital to the Company Parties, and (z) otherwise perform their respective covenants and agreements provided in this Agreement and the Company Party Agreements.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein and in the other agreements and instruments referenced herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS, REFERENCES AND CONSTRUCTION
Section 1.1    Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Additional Closing” has the meaning specified in Section 3.3.
“Additional Closing Date” has the meaning specified in Section 3.3.
“Additional Common Unit Purchase Price” has the meaning specified in Section 3.1(a).
“Additional Common Units” has the meaning specified in Section 3.1(a).
“Additional Funding Request” has the meaning specified in Section 3.1(a)(i).
“Additional Purchase” has the meaning specified in Section 3.1(a).

“Additional Purchase Price” means, with respect to any Additional Closing, the sum of the Additional Series B Unit Purchase Price plus the Additional Common Unit Purchase Price.
“Additional Series B Unit Purchase Price” has the meaning specified in Section 3.1(a).
“Additional Series B Units” has the meaning specified in Section 3.1(a).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary provided herein, for purposes of this Agreement, no Investor shall be considered an Affiliate of Rice Energy or the RMH Entities solely due to the existence of this Agreement and its ownership of the Series B Units or the Common Units.
“Agreement” means this Securities Purchase Agreement, as hereafter amended or modified in accordance with the terms hereof.
“Asset Coverage Ratio” has the meaning specified in the Company Agreement.
“Available Commitment Amount” means, on any date following the Initial Closing Date, an amount equal to (a) $125,000,000 minus (b) the aggregate Additional Purchase Price paid by the Investors pursuant to all Additional Closings, if any.
“Business Day” means a day other than (i) a Saturday or Sunday or (ii) any day on which banks located in the State of Texas or New York are authorized or obligated to close.
“Cap” has the meaning specific in Section 7.3(a).
“Claim” has the meaning specified in Section 7.4(a).
“Claim Notice” has the meaning specified in Section 7.4(a).
“Closing” means the Initial Closing or any Additional Closing, as applicable.
“Closing Date” means the date of the Initial Closing or any Additional Closing Date, as applicable.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission.
“Commitment Amount” means, with respect to the Investors as a group, an amount equal to $500,000,000.
“Commitment Default” means any failure by the Investors to make any Additional Purchase pursuant to the terms and conditions set forth herein and within the time periods required by Article III.
“Commitment Period” means the period commencing on the date of this Agreement and ending on the eighteenth month anniversary of the Initial Closing Date; provided that the Commitment Period shall automatically expire upon the earlier to occur of (i) consummation of the third Additional Closing and (ii) the date on which the Company becomes unable to pay its debts as they come due in the ordinary course or is or becomes insolvent (as such term is defined in section 101(32) of title 11 the United States Bankruptcy Code).
“Commitment Fee” has the meaning specified in Section 6.3.
“Common Units” has the meaning specified in the recitals to this Agreement.
“Company” has the meaning specified in the preamble to this Agreement.
“Company Agreement” has the meaning specified in the recitals to this Agreement.
“Company Party Agreements” has the meaning specified in the recitals to this Agreement.
“Company Parties” has the meaning specified in the preamble to this Agreement.
“Confidential Information” has the meaning specified in Section 6.5.

“Credit Facility” means that certain Credit Agreement, dated as of December 22, 2014, among the Company, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties party thereto, as amended, modified and supplemented from time to time.
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Dispute Period” has the meaning set forth in Section 7.5(a).
“Enforceability Exceptions” has the meaning specified in Section 4.1(c).
“End Date” has the meaning specified in Section 6.3.
“Environmental Laws” has the meaning specified in Section 4.1(m).
“Equity Interests” means capital stock, partnership or membership interests, trust interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for Equity Interests.
“ERISA” has the meaning specified in Section 4.1(r).
“Exchange Act” has the meaning specified in Section 4.1(t).
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Financial Statements” has the meaning specified in Section 4.1(h).
“Fundamental Representations” means the representations and warranties of the Company Parties contained in Section 4.1(a) (Formation and Qualification of the RMH Entities); Section 4.1(b) (Capitalization; Subsidiaries; MLP Capitalization); Section 4.1(c) (Authority; Valid Issuance), Section 4.1(d) (No Violations) and Section 4.1(e) (No Consents).
“General Partner” means Rice Midstream Management LLC, a Delaware limited liability company.
“General Partner Interest” has the meaning specified in Section 4.1(b)(viii).
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s property.
“GP Holdings Public Offering” has the meaning specified in the Company Agreement.
“Gulfport” means Gulfport Energy Corporation, a Delaware corporation.
“Gulfport Agreements” means (i) the Gulfport LLCA and (ii) the Gas Gathering Agreement.
“Gulfport Gas Gathering Agreement” means that certain Gathering Agreement, dated as of February 1, 2016, by and among Gulfport, Rice Olympus Midstream LLC and Strike Force Midstream LLC.
“Gulfport LLCA” means that certain Amended and Restated Limited Liability Company Agreement of Strike Force Midstream LLC, dated as of February 1, 2016, by and among Strike Force Midstream Holdings LLC and Gulfport Midstream Holdings, LLC.
“Incentive Distribution Rights” has the meaning set forth in the MLP Agreement.
“Indemnitee” has the meaning specified in Section 7.3(c).
“Indemnitor” has the meaning specified in Section 7.4(a).
“Initial Closing” has the meaning specified in Section 2.1(d).

“Initial Closing Date” has the meaning specified in Section 2.1(d).
“Initial Common Unit Purchase” has the meaning specified in Section 2.1(a).
“Initial Common Unit Purchase Price” has the meaning specified in Section 2.1(a).
“Initial Common Units” has the meaning specified in Section 2.1(a).
“Initial Purchase” has the meaning specified in Section 2.1(a).
“Initial Purchase Price” has the meaning specified in Section 2.1(a).
“Initial Series B Purchase” has the meaning specified in Section 2.1(a).
“Initial Series B Purchase Price” has the meaning specified in Section 2.1(a).
“Initial Series B Units” has the meaning specified in Section 2.1(a).
“Initial Units” has the meaning specified in Section 2.1(a).
“Investment Company Act” has the meaning specified in Section 4.1(z).
“Investor” has the meaning specified in the preamble to this Agreement.
“Investor Expenses” has the meaning specified in Section 6.2.
“Investor Indemnitees” has the meaning specified in Section 7.2.
“Knowledge” means, in respect of an entity, the knowledge of or receipt of notice by any of such entity’s or any of its Subsidiary’s executive officers, as such knowledge has been obtained in the normal conduct of the business of such person or such Subsidiary and after due inquiry of the individuals responsible in respect of the applicable matter.
“Law” means any federal, state, local or foreign order, writ, directive, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation of any applicable Governmental Authority.
“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Losses” has the meaning specified in Section 7.1.
“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, condition, effect or change that could reasonably be expected to (i) have a material adverse effect on the conditions (financial or otherwise), business, liabilities, properties, management, financial position or results of operations of the RMH Entities taken as a whole or Rice Energy or (ii) materially impair the ability of any of the RMH Entities or Rice Energy to perform their respective obligations under this Agreement; provided, however, in determining whether a Material Adverse Effect or Material Adverse Change has occurred or exists, the following shall not be considered: events, occurrences or conditions relating to (A) the natural gas gathering and, transportation and storage industry generally (including the price of oil, natural gas and natural gas liquids and the costs associated with the drilling or production of oil or natural gas), (B) general market, economic, financial or political conditions, (C) outbreaks of hostilities, terrorism or war or (D) any change in Law, so long as in each such case, the excluded matter does not disproportionately affect the RMH Entities or Rice Energy as compared to others in the industry.
“MLP” means Rice Midstream Partners LP, a Delaware limited partnership.
“MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP dated as of December 22, 2014.
“Money Laundering Laws” has the meaning specified in Section 4.1(v).
“OFAC” has the meaning specified in Section 4.1(w).

“Organizational Documents” means a certificate of limited partnership, formation or incorporation, agreement of limited partnership, limited liability company agreement, bylaws or any other organizational documents of an entity.
“Partnership” has the meaning specified in the preamble to this Agreement.
“Partnership Agreement” has the meaning specified in the recitals to the Agreement.
“Partnership GP” has the meaning specified in the recitals to this Agreement.
“Partnership GP Interest” has the meaning specified in Section 4.1(b)(iii).
“Permits” has the meaning specified in Section 4.1(l).
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or department or political subdivision thereof or other entity.
“Representatives” means any Investor’s and its Affiliates’ respective partners, members, directors, officers, employees, investment and advisory committee members, agents and advisors.
“Rice Energy” means Rice Energy Inc., a Delaware corporation.
“rights-of-way” has the meaning specified in Section 4.1(k).
“RMH Entities” and each, an “RMH Entity” means the Company Parties and each of its respective Subsidiaries. The parties hereto acknowledge and agree, for the avoidance of doubt, that as of the date hereof, the MLP and its Subsidiaries are Subsidiaries of the Company Parties.
“Sanctions” has the meaning specified in Section 4.1(w).
“SEC Reports” has the meaning specified in Section 4.1(t)(i).
“Securities Act” means the Securities Act of 1933, as amended.
“Series B Units” has the meaning specified in the recitals to this Agreement.
“Sponsor Units” has the meaning specified in Section 4.1(b)(vii).
“Subordinated Units” has the meaning set forth in the MLP Agreement.
“Subsidiary” means, with respect to a person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned, directly or indirectly, by such person.
“Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract.
“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
“Third Party” means any Person other than the Investors or Rice Energy, their respective Affiliates, the Partnership and the Company and their Subsidiaries or Affiliates.
“Transaction Documents” means, collectively, this Agreement, the Company Agreement and the Partnership Agreement.
“Units” has the meaning specified in the recitals to this Agreement.

Section 1.2    References and Construction.
(a)All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
(b)Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
(c)The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
(d)Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.
(f)The word “or” is not exclusive and the word “includes” and its derivatives shall mean “includes, but is not limited to” and corresponding derivative expressions.
(g)No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement. The parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect hereto.
(h)All references herein to “$” or “dollars” shall refer to U.S. Dollars.
(i)Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection (i) shall be construed to authorize such renewal, extension, modification, amendment or restatement.

ARTICLE II
PURCHASE AND SALE OF UNITS
Section 2.1    Initial Purchase and Sale of Units.
(a)On the terms and subject to the conditions herein, (i) the Investors, severally and not jointly, hereby subscribe for and agree to purchase from the Company on the Initial Closing Date (the “Initial Series B Purchase”), and the Company agrees to issue and sell to the Investors, 375,000 Series B Units (the “Initial Series B Units”) for a purchase price per Series B Unit of $ 1,000 and an aggregate purchase price of $375,000,000.00 (the “Initial Series B Purchase Price”) and (ii) the Investors, severally and not jointly, hereby subscribe for and agree to purchase from the Partnership on the Initial Closing Date (the “Initial Common Unit Purchase” and, collectively with the Initial Series B Purchase, the “Initial Purchase”) and the Partnership agrees to issue and sell to the Investors, 825,000 Common Units (the “Initial Common Units” and, collectively with the Initial Series B Units, the “Initial Units”) for a purchase price per Common Unit of $0.000001 and an aggregate purchase price of $0.825 (the “Initial Common Unit Purchase Price” and, collectively with the Initial Series B Purchase Price, the “Initial Purchase Price”). The Units that will be held by each Investor as of the Initial Closing Date are set forth on Schedule I.
(b)The Investors’ obligation to purchase the Initial Units pursuant to Section 2.1(a) is subject to the satisfaction or waiver, on or before the Initial Closing Date, of the following conditions:
(i)(A) The Fundamental Representations shall be true and correct in all respects when made and as of the Initial Closing Date as if made as of such date (except that Fundamental Representations made as of a specific date need be true only as of such specific date) and (B) the representations and warranties of the Company Parties contained in Section 4.1 of this Agreement that are not Fundamental Representations shall be true and correct in all material respects when made and as of the Initial Closing Date as if made as of such date (except that representations and warranties made as of a specific date need be true only as of such specific date);
(ii)The Company Parties shall have performed in all material respects all of their respective obligations under this Agreement required to be performed by them on or prior to the Initial Closing Date;

(iii)The Investors shall have received a certificate, signed by an executive officer or authorized person of each of the Company Parties in his or her capacity as such and on behalf of the Company Parties, certifying that each of the conditions set forth in Sections 2.1(b)(i), (ii) and (iii) have been satisfied;
(iv)The Investors shall have received a certificate of existence and good standing from the Secretary of State of the State of Delaware with respect to each of the Company Parties;
(v)There shall be no statute, order, rule, decree or regulation entered by any Governmental Authority having jurisdiction over the parties hereto or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the Initial Closing Date; and there shall be no suit, action or proceeding by or before any Governmental Authority pending that (A) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or (B) questions the validity or legality of any such transaction;
(vi)The Company Parties shall have delivered to the Investors a legal opinion addressed to the Investors from Vinson & Elkins L.L.P. (or such other legal counsel reasonably acceptable to the Investors), dated as of the Initial Closing Date, in the form and substance attached hereto as Annex A;
(vii)The Gulfport Agreements shall have been entered into and shall be in full force and effect without material amendment or modification thereto or waiver of any material provision thereof and no party thereto shall be in material breach of any of the provisions thereof;
(viii)The Incentive Distribution Rights and the Sponsor Units shall have been transferred to the Partnership and the Partnership shall be the record and beneficial owner of the Incentive Distribution Rights and the Sponsor Units, free and clear of all Liens (except for restrictions on transferability contained in the MLP Agreement or applicable Law);
(ix)The Investors shall have received an executed copy of the Second Amendment to Credit Agreement and First Amendment to Guaranty and Collateral Agreement in the form and substance attached hereto as Exhibit C; and
(x)The Company Parties shall have delivered to the Investors copies of each of the Company Agreement and the Partnership Agreement, each of which shall have been validly executed by each of the Company Parties.
(c)The Company Parties’ obligation to issue and sell the Initial Units, in each case pursuant to Section 2.1(a), is subject to the satisfaction or waiver, on or before the Initial Closing Date, of the following conditions:
(i)The representations and warranties of the Investors contained in Section 5.1 of this Agreement shall be true and correct in all respects when made and as of the Initial Closing Date as if made as of such date (except that representations and warranties made as of a specific date need be true only as of such specific date);
(ii)The Investors shall have performed in all material respects all of their respective obligations under this Agreement required to be performed by them on or prior to the Initial Closing Date;
(iii)The Company Parties shall have received a certificate, dated as of the Initial Closing Date and signed by an executive officer of each of the Investors in his or her capacity as such and on behalf of the Investors, certifying that each of the conditions set forth in Sections 2.1(c)(i) and (ii) have been satisfied;
(iv)There shall be no statute, order, rule, decree or regulation entered by any Governmental Authority having jurisdiction over the parties hereto or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at the Initial Closing Date; and there shall be no suit, action or proceeding or before by any Governmental Authority pending that (A) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or (B) questions the validity or legality of any such transaction; and
(v)The Investors shall have delivered to the Company Parties copies of each of the Company Agreement and the Partnership Agreement, each of which shall have been validly executed by each of the Investors.
(d)Subject to the satisfaction of each of the conditions precedent set forth in Sections 2.1(b) and 2.1(c), the closing for the Initial Purchase (the “Initial Closing”) shall take place at the offices of Vinson & Elkins L.L.P., Houston, Texas, as soon as possible, but in no event later than three (3) Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 2.1(b) and (c) (other than such conditions that can only be satisfied as of the Closing Date which shall be satisfied or waived as of such date), or at such other place or time as may be agreed upon by the Company Parties and the Investors (the date on which the Initial Closing occurs is referred to as the “Initial Closing Date”).

(e)Concurrently with the Initial Closing, on the terms and subject to the conditions herein, the Investors, severally and not jointly, shall fund to the Company Parties (i) in respect of the Initial Series B Units, the Initial Series B Purchase Price, and (ii) in respect of the Initial Common Units, the Initial Common Unit Purchase Price. Concurrently with the Initial Closing, on the terms and subject to the conditions set forth herein, the Initial Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Company Parties, such designation to be provided not later than at least two (2) Business Days prior to the closing of the Initial Purchase.
(f)This Agreement may be terminated by any party hereto if the Initial Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2016.
ARTICLE III
ADDITIONAL PURCHASE AND SALE OF UNITS
Section 3.1    Additional Purchases and Sales of Unit.
(a)The Company may request in writing at any time and from time to time until the expiration of the Commitment Period, in accordance with the terms of this Agreement, that the Investors purchase a specified number of additional Series B Units from the Company (the “Additional Series B Units”) at a cash purchase price equal to $ 1,000 per Series B Unit and an aggregate purchase price of $ 1,000 multiplied by the number of Additional Series B Units (the “Additional Series B Unit Purchase Price”) and a specified number of additional Common Units from the Partnership (the “Additional Common Units”) at a cash purchase price equal to $0.000001 per Common Unit and an aggregate purchase price of $0.000001 multiplied by the number of Additional Common Units (the “Additional Common Unit Purchase Price” and, collectively with the Additional Series B Unit Purchase Price, the “Additional Purchase Price”). The Investors shall subscribe for and purchase, and the relevant Company Entity will issue and sell, such Units at such price (each such purchase, an “Additional Purchase”), in each case subject to the terms and conditions of this Agreement (which obligation shall be several and not joint); provided, that:
(i)For each additional $25,000,000 (or portion thereof) of aggregate purchase price paid pursuant to an Additional Purchase, the Partnership shall issue to the Investors, pro rata in accordance with their ownership of Common Units, a number of Common Units such that the Investor’s total pro forma fully diluted equity interests in the Partnership, including any Common Units previously held, is increased by 0.55%;
(ii)Not less than 30 days prior to any Additional Purchase, the Company shall have delivered to the Investors a written notice (each an “Additional Funding Request”), which request shall set forth the number of Series B Units to be issued and Common Units to be sold and the aggregate purchase price to be paid by the Investors for such Units; provided that, no Additional Funding Request may be made unless the Available Commitment Amount, after giving effect to the Additional Purchase contemplated in the Additional Funding Request, will be (A) greater than or equal to $25,000,000 or (B) zero ($0);
(iii)The aggregate purchase price for all Units purchased by the Investors, pursuant to Section 2.1 and this Section 3.1 shall not exceed the Commitment Amount;
(iv)The aggregate purchase price for each Additional Purchase of Units shall not be less than $25,000,000;
(v)The Commitment Period shall not have expired; and
(vi)No Additional Purchase may occur prior to September 30, 2016.
Section 3.2    Conditions to Each Additional Purchase.
(a)In addition to the conditions set forth in Section 3.1(a), the Investors’ obligation to make any Additional Purchase is subject to the prior satisfaction or waiver, on or before the date of the applicable Additional Closing, of the following conditions:
i.(A) The Fundamental Representations shall be true and correct in all respects when made and as of such Additional Closing Date as if made as of such date (except that any such Fundamental Representations made as of a specific date need be true only as of such specific date) and (B) the representations and warranties of the Company Parties contained in Section 4.1 of this Agreement that are not Fundamental Representations shall be true and correct in all material respects when made and as of such Additional Closing Date as if made as of such date (except that representations and warranties made as of a specific date need be true only as of such specific date);

ii.The Company Parties shall have performed in all material respects all of their respective obligations under this Agreement required to be performed by them on or prior to the date of such Additional Purchase;
iii.The Asset Coverage Ratio as of the date of the Additional Funding Request shall exceed 1.35 to 1.00;
iv.After January 1, 2016 and prior to the date of the Additional Funding Request, Rice Energy and its Affiliates shall have connected a cumulative number of operated wells to gathering infrastructure owned by the Company and its Subsidiaries and/or the MLP and its Subsidiaries that exceeds the number of operated wells set forth on the written list of well connections provided by the Company to the Investors on the date hereof in respect of the date immediately preceding such Additional Funding Request;
v.The Investors shall have received a certificate, signed by an executive officer of each of the Company Parties in his or her capacity as such and on behalf of the Company Parties, certifying that each of the conditions set forth in Sections 3.2(a)(i), (ii), (iii) and (iv) have been satisfied;
vi.The Investors shall have received a certificate of existence and good standing from the Secretary of State of the State of Delaware with respect to each of the Company Parties;
vii.There shall be no statute, order, rule, decree or regulation entered by any Governmental Authority having jurisdiction over the parties hereto or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at such Additional Closing Date; and there shall be no suit, action or proceeding by or before any Governmental Authority pending that (A) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or (B) questions the validity or legality of any such transaction;
viii.The Company Parties shall have delivered to the Investors a legal opinion addressed to the Investors from Vinson & Elkins L.L.P. (or such other legal counsel reasonably acceptable to the Investors), dated as of such Additional Closing Date, in the form and substance attached hereto as Exhibit A;
ix.All Commitment Fees payable hereunder have been paid; and
x.None of a Tier 1 Distribution Triggering Event, a Company Leverage Triggering Event or a MLP Leverage Triggering Event (each as defined in the Company Agreement) shall have occurred and be continuing.
(b)The Company Parties’ obligation to consummate any such Additional Purchase is subject to the satisfaction or waiver, on or before the date of the applicable Additional Closing, of the following conditions:
i.The representations and warranties of the Investors contained in Section 5.1 of this Agreement shall be true and correct in all respects when made and as of as of such Additional Closing Date as if made as of such date (except that representations and warranties made as of a specific date need be true only as of such specific date);
ii.The Investors shall have performed in all material respects all of their respective obligations under this Agreement required to be performed by them on or prior to such Additional Closing Date;
iii.The Company Parties shall have received a certificate, dated as of such Additional Closing Date and signed by an executive officer of each of the Investors in his or her capacity as such as such and on behalf of the Investors, certifying that each of the conditions set forth in Sections 3.2(b)(i) and (ii) have been satisfied; and
iv.There shall be no statute, order, rule, decree or regulation entered by any Governmental Authority having jurisdiction over the parties hereto or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and that remains in effect at such Additional Closing Date; and there shall be no suit, action or proceeding by or before any Governmental Authority pending that (A) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or (B) questions the validity or legality of any such transaction.
Section 3.3    Additional Closings. Subject to the satisfaction of each of the conditions precedent set forth in Sections 3.1(a), 3.2(a) and 3.2(b), the closing of each Additional Purchase (each an “Additional Closing”) shall take place at the offices of Vinson & Elkins L.L.P., Houston, Texas at the time and date set forth in the Additional Funding Request (but in no event earlier than 30 days after the date on which the Investors receive such Additional Funding Request) or at such other place, time or date as may be agreed upon between the Company and the Investors (the date on which an applicable Additional Closing occurs is referred to as the “Additional Closing Date”).

Section 3.4    Additional Purchase Payment Obligation. Concurrently with the applicable Additional Closing, on the terms and subject to the conditions herein, the Investors, severally and not jointly, shall fund to the Company (i) in respect of the Additional Series B Units, the Additional Series B Purchase Price, and (ii) in respect of the Additional Common Units, the Additional Common Unit Purchase Price. Concurrently with the applicable Additional Closing, on the terms and subject to the conditions set forth herein, the Additional Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Company Parties, such designation to be provided not later than at least two (2) Business Days prior to the closing of such Additional Purchase.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Section 4.1    Representations and Warranties of the Company Parties. As of the date hereof and as of each subsequent Closing Date, the Company Parties hereby jointly and severally represent and warrant to the Investors that:
(a)Formation and Qualification of the RMH Entities. Each of the RMH Entities has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all organizational power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to be so qualified, in good standing or have such power or authority would not result in a Material Adverse Effect.
(b)Capitalization; Subsidiaries; MLP Capitalization
i.As of the date hereof, all of the Equity Interests of each of the Company Parties is as set forth on Schedule 4.1(b)(i). All of the outstanding Equity Interests in each of the Company Parties have been and, following the consummation of the transactions contemplated by this Agreement, will be duly authorized and validly issued by the applicable Company Party pursuant to the applicable Company Party’s Organizational Documents and are fully paid (to the extent required under the applicable Company Party’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 1707 and 170804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable). Except as contemplated by this Agreement, as of the date hereof, there are no outstanding options, subscriptions, convertible debentures or securities, warrants, calls, commitments or other rights obligating either of the Company Parties (contingent or otherwise) to issue, transfer, deliver or sell any Equity Interests.
ii.Set forth on Schedule 4.1(b)(ii) is a complete and accurate list, as of the date hereof, of each Subsidiary of the Company (other than the MLP and its Subsidiaries) showing the jurisdiction of its organization. All of the outstanding Equity Interests in such Subsidiaries that are owned by the Company or any of its Subsidiaries have been duly authorized and validly issued by such Subsidiary pursuant to the applicable Subsidiary’s Organizational Documents and are fully paid (to the extent required under the applicable Subsidiary’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 1707 and 170804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable); and, as of the date hereof, such Equity Interests are owned by the Company or its Subsidiaries in the percentages specified on Schedule 4.1(b)(ii), free and clear of all Liens (except for restrictions on transferability contained in the Organizational Documents of such Subsidiary or under applicable Law or Liens arising under the Credit Facility).
iii.The Partnership GP is the sole general partner of the Partnership, with a noneconomic general partner interest in the Partnership (the “Partnership GP Interest”). Such Partnership GP Interest has been duly authorized and validly issued in accordance with the Organizational Documents of the Partnership and is owned by the Partnership GP free and clear of all Liens (except for restrictions on transferability contained in the Organizational Documents of the Partnership and the Partnership GP or under applicable Law or Liens arising under the Credit Facility).
iv.Except as set forth on Schedule 4.1(b)(ii), as of the date hereof, the Company does not own, directly or indirectly, any Equity Securities or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity, other than the MLP and its Subsidiaries.
v.As of the date hereof, the issued and outstanding partnership interests of the MLP consist of (i) 42,163,749 common units and 28,753,623 Subordinated Units and the Incentive Distribution Rights and (ii) the General Partner Interest (as defined below). All of such partnership interests in the MLP have been duly authorized and validly issued pursuant to the MLP Agreement and are fully paid (to the extent required under the MLP Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
vi.On the Initial Closing Date, the Partnership will own all of the Incentive Distribution Rights. The Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the MLP Agreement and will be fully paid (to the extent required under the MLP Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and, on the Initial Closing Date, will be owned by the Partnership free and clear of all Liens (except for restrictions on transferability contained in the MLP Agreement or applicable Law).
vii.On the Initial Closing Date, the Partnership will own 3,623 common units representing limited partner interests in the MLP and 28,753,623 Subordinated Units (collectively, the “Sponsor Units”). The Sponsor Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the MLP Agreement and are fully paid (to the extent required under the MLP Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and, on the Initial Closing Date, will be owned by the Company free and clear of all Liens (except for restrictions on transferability contained in the MLP Agreement or applicable Law or Liens arising under the Credit Facility).
viii.The General Partner is the sole general partner of the MLP, with a noneconomic general partner interest in the MLP (the “General Partner Interest”). Such General Partner Interest has been duly authorized and validly issued in accordance with the MLP Agreement and is owned by the General Partner free and clear of all Liens (except for restrictions on transferability contained in the MLP Agreement or applicable Law).
ix.Except as provided in the Company Party Agreements, there are no options, warrants, preemptive rights, rights of first refusal or other rights to subscribe for or to purchase any Equity Securities of any of the RMH Entities (other than the MLP and its Subsidiaries) pursuant to any of their Organizational Documents. Except as provided for in the Company Party Agreements, the offering or sale of the Units as contemplated by this Agreement does not give rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership or any Series B Units or other securities of the Company.
(c)Authority; Valid Issuance. Each of the Company Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to perform its obligations hereunder and thereunder. The Company has all requisite limited liability company power and authority to issue, sell and deliver the Series B Units, in accordance with and upon the terms and conditions set forth in this Agreement, and the Partnership has all requisite limited partnership power and authority to issue the Common Units, in accordance with and upon the terms and conditions set forth in this Agreement. The execution and delivery by each of the Company Parties of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all necessary limited liability company or limited partnership actions of such Company Party. This Agreement has been (and each of the other Transaction Documents will be at the Initial Closing) duly executed and delivered by the applicable Company Parties and constitutes (and each of the other Transaction Documents will constitute at the Initial Closing) a valid and legally binding obligation of the applicable Company Party, enforceable against the applicable Company Party in accordance with its respective terms; except that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles (whether considered in a proceeding at law or in equity) relating to enforceability (collectively, the “Enforceability Exceptions”). The Series B Units to be issued and sold by the Company in the Initial Purchase and the limited liability company interests represented thereby have been duly authorized in accordance with the Company Agreement and, when issued and delivered to the Investors against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Company Agreement) and nonassessable (except as such nonassessability may be affected by matters described in 18-607 and 18-804 of the Delaware LLC Act). The Common Units to be issued and sold by the Partnership and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Investors against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(d)No Violations. The execution, delivery and performance by each of the Company Parties of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated herein and therein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property, right or assets of any of the RMH Entities pursuant to, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which any of the RMH Entities is a party or by which any of the RMH Entities is bound or to which any of the property or assets of any of the RMH Entities is subject; (ii) result in any violation of the provisions of the Organizational Documents of any of the RMH Entities or (iii) result in any violation of any Law, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.
(e)No Consents. Subject to the accuracy of the Investors’ representations in Section 5.1, no registration or filing with, or consent or approval of or other action by, any Governmental Authority is or will be necessary for each Company Parties’ valid execution, delivery and performance of this Agreement or the other Transaction Documents or consummation of the transactions contemplated herein and therein (including the issuance and sale of the Units), other than those which have previously been obtained or made and remain in effect as of the date of any Closing or which are required to be made under federal or state securities Laws, which will be obtained or made and will be effective within the time periods required by applicable Law.
(f)No Defaults. None of the RMH Entities is (i) in violation of its Organizational Documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the RMH Entities is a party or by which any of the RMH Entities is bound or to which any of the property or assets of any of the RMH Entities is subject; or (iii) in violation of any applicable Law; except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.
(g)Litigation. There are no legal or government proceedings pending to which any of the RMH Entities is a party or to which any property or assets of the RMH Entities is the subject that would, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the RMH Entities, no such proceedings are threatened or contemplated by any Governmental Authority or by others.
(h)Financial Statements. The unaudited consolidated balance sheet of the Company as of September 30, 2015, and the related consolidated statements of income or operations, after exclusion of the MLP, and cash flows for the nine months then ended (the “Financial Statements”) present fairly in all material respects the financial condition of the Company on a consolidated basis as of the date thereof and the results of operations of the Company on a consolidated basis for the period covered thereby subject to normal year-end audit adjustments and the absence of footnotes after exclusion of the MLP.
(i)No Material Adverse Changes. Since September 30, 2015, there has not occurred any event, occurrence, condition, effect or change that individually or in the aggregate constitutes a Material Adverse Effect.
(j)Title to Properties. Except with respect to rights-of-way (as defined below), which are the subject of Section 4.1(k) and except for such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect, each of the RMH Entities has good and marketable title to, or valid rights to lease or otherwise use, all items of real property and personal property that are necessary for the conduct of the respective businesses of the RMH Entities, in each case free and clear of all Liens except those that do not materially interfere with the use made and proposed to be made of such property by the RMH Entities.
(k)Rights-of-Way. Each of the RMH Entities, directly or indirectly, has such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are necessary to conduct its business, except for (i) qualifications, reservations and encumbrances with respect thereto that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have a Material Adverse Effect. Each of the RMH Entities has fulfilled and performed, in all material respects, its obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment, individually or in the aggregate, of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have a Material Adverse Effect; and none of such rights-of-way contains any restriction that would, individually or in the aggregate, have a Material Adverse Effect.
(l)License and Permits. Except with respect to permits related to Environmental Laws (as defined below), which are the subject of Section 4.1(m), each of the RMH Entities possesses permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of Governmental Authorities (“Permits”) as are necessary under applicable Law for the ownership or lease of their respective properties or the conduct of their respective businesses, except where the failure to possess the same would not, individually or in the aggregate, have a Material Adverse Effect. None of the RMH Entities has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course.
(m)Environmental Compliance. Except as would not otherwise, individually or in the aggregate, have a Material Adverse Effect, the RMH Entities: (i) are, and for the past five (5) years have been, in compliance with all Laws relating to pollution, the protection of worker health or safety, the environment, or natural resources, or to use, handling, storage, manufacturing, generation, transportation, treatment, discharge, disposal or release of, or exposure to, hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), which compliance includes, without limitation, obtaining, maintaining and complying with all permits, licenses, consents, authorizations and approvals required by Environmental Laws to occupy their facilities or properties or conduct their respective businesses, (ii) have not received written notice or otherwise have Knowledge of any actual or alleged violation of Environmental Laws, or of any actual or potential liability under Environmental Laws, (iii) have not generated, treated, stored, transported, handled, manufactured, distributed, sold, disposed of or arranged for the disposal of hazardous or toxic substances, except in compliance with applicable Environmental Laws, and (iv) have not released, or exposed any Person to, any hazardous or toxic substances or wastes, pollutants or contaminants so as to give rise to any actual or potential liability under any Environmental Laws. There are no proceedings that are pending against any of the RMH Entities under Environmental Laws, including in which a Governmental Authority is also a party, other than such proceedings that would not, individually or in the aggregate, have a Material Adverse Effect.
(n)Intellectual Property. Each of the RMH Entities owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(o)Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the RMH Entities carries or is covered by insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All material policies of insurance of the RMH Entities are in full force and effect. Each of the RMH Entities is in compliance with the terms of such policies in all material respects, and none of the RMH Entities has received notice from any insurer or agent of such insurer that any material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance. There are no material claims by any of the RMH Entities under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. None of the RMH Entities has been notified in writing that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.
(p)No Labor Dispute; No Notice of Labor Law Violations. No labor disturbance by, or dispute with, the employees of the RMH Entities exists or, to the Knowledge of each of the Company Parties, is threatened or imminent that would, individually or in the aggregate, have a Material Adverse Effect.
(q)Taxes. Each of the RMH Entities has filed all federal, state, local and foreign Tax Returns required to be filed through the date hereof, subject to permitted extensions, and each such Tax Return is true, correct, complete and prepared in accordance with applicable Law in all material respects. Each of the RMH Entities has paid all material Taxes shown to be due on such Tax Returns and have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Except as would not, individually or in the aggregate, be material, there is no Tax deficiency or Tax audit or investigations that has been determined adversely to any of the RMH Entities, nor do the Company Parties have any Knowledge of any Tax deficiencies or Tax audits or investigations that have been, or could reasonably be expected to be asserted against the RMH Entities, that would, in the aggregate, be material. As of the Initial Closing, the Company is, and has been since the date of its formation, a single member Delaware limited liability company, and the Partnership is, and has been since the date of its formation, a Delaware limited partnership with a single partner treated as regarded as separate from its owner for purposes of United States Treasury Regulations § 301.7701-3. Neither Company Party has filed an election pursuant United States Treasury Regulations § 301.7701-3 to be treated as an association taxable as a corporation for U.S. federal income tax purposes
(r)ERISA Compliance. Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its Affiliates for employees or former employees of the Company and its Affiliates has been maintained in compliance in all material respects with its terms and the requirements of any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code. No prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption, and transactions which, individually or in the aggregate, would not have a Material Adverse Effect, and no such plan is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has any reasonable expectation of incurring any liabilities under Title IV of ERISA.
(s)No Commissions. No agent, broker, investment banker, finder, financial advisor or other person employed by the RMH Entities, other than Barclays Capital Inc., is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.
(t)MLP Matters.
i.Periodic Reports. Since December 31, 2014, the MLP has filed all reports and statements required to be filed by the MLP under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) including all exhibits and schedules thereto (the “SEC Reports”). The SEC Reports, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (except to the extent corrected by a subsequent SEC Report) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act.
ii.MLP Status. The MLP is properly treated as a partnership for United States federal income tax purposes and more than 90% of the MLP’s current gross income is qualifying income under 7704(d) of the Code.
iii.Independent Registered Public Accounting Firm. Ernst & Young LLP, which has certified certain financial statements of the MLP and its Subsidiaries, is an independent public accounting firm with respect to the MLP and its Subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.
iv.Disclosure Controls. The MLP and its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the MLP in reports that the MLP files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the MLP’s management, including the principal executive officer(s) and principal financial officer(s) of the General Partner, as appropriate to allow timely decisions regarding required disclosure to be made. As of the date of the MLP’s most recent audited financial statements included in an SEC Report, the MLP’s disclosure controls and procedures were effective in all material respects to perform the functions for which they were established.
v.Accounting Controls. The MLP and its Subsidiaries maintain systems of “internal control over financial reporting” (as such term is defined in Rule 15d-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed by, or under the supervision of, the General Partner’s principal executive officer(s) and principal financial officer(s), to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the MLP’s consolidated financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) interactive data in eXtensible Business Reporting Language is prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(u)No Unlawful Payments. None of the RMH Entities nor, to the Knowledge of the Company Parties, any director, officer, agent, employee or other person associated with or acting on behalf of the RMH Entities, has (i) used its funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA; (iv) violated or is in violation of any provision of the Bribery

Act 2010 of the United Kingdom; or (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(v)Compliance with Money Laundering Laws. The operations of the RMH Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by or before any governmental agency (collectively, “Money Laundering Laws”) and, as of the date hereof, no action, suit or proceeding by any court or governmental agency, authority or body or any arbitrator involving the RMH Entities with respect to Money Laundering Laws is pending or, to the knowledge of the RMH Entities, threatened.
(w)OFAC. None of the RMH Entities nor, to the Knowledge of the Company Parties, any director, officer, agent, employee or affiliate of the RMH Entities is currently the subject or the target of any sanctions (“Sanctions”) administered or enforced by the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Units hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as placement agent, underwriter, advisor, investor or otherwise) of Sanctions.
(x)No Registration Required. Assuming the accuracy of the representations and warranties of the Investors contained in Article V, the issuance and sale of the Units pursuant to this Agreement are exempt from registration requirements of the Securities Act and neither any RMH Entity nor any of their respective Affiliates nor any person acting on its or their behalf, directly or indirectly, has taken or will take any action hereafter that would cause the loss of such exemption.
(y)No Integration. The RMH Entities have not, directly or through any agent, issued, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated into the issuance and sale of the Units contemplated by this Agreement pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Commission.
(z)Investment Company. Except as set forth on Schedule 4.1(z), none of the RMH Entities is and, as of the Initial Closing Date after giving effect to the offer and sale of the Units and the application of the proceeds therefrom, none of them will be, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”) or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
(aa)Partnership Assets; No Prior Business; Liabilities.
As of the date hereof:
i.The Partnership does not have, and never has had, any assets, except for the Sponsor Units and the Incentive Distribution Rights.
ii.The Partnership has not engaged in any activities other than activities relating to (i) its formation, (ii) the issuance of the Common Units, (iii) the negotiation, execution, delivery and performance of the Transaction Documents and (iv) activities incident to, or in furtherance of, any of the foregoing.
iii.The Partnership is not subject to any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), other than those arising under the Partnership Agreement and the Transaction Documents.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Section 5.1    Representations and Warranties of the Investors. As of the date hereof and as of each subsequent Closing Date, the Investors hereby, severally and not jointly, represent and warrant to the Company Parties that:
(a)Organization. Each Investor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has all organizational power and authority necessary to own or hold its properties and to conduct the business in which it is engaged, except where the failure to have such power or authority would not reasonably be expected to prevent the Investors’ ability to consummate the transactions contemplated by this Agreement.
(b)Authority. Each of the Investors has all requisite organizational power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Investors of this Agreement and each of the other Transaction Documents, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all necessary organizational action of such Investor. This Agreement has been (and each of the other Transaction Documents will be at the Initial Closing) duly executed and delivered by the Investors and constitutes (and each of the other Transaction Documents will constitute) valid and legally binding obligations of the Investors, enforceable against each Investor in accordance with their respective terms, except that the enforceability thereof may be limited by the Enforceability Exceptions.
(c)No Violations. The execution, delivery and performance by each of the Investors of this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated herein and therein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property, right or assets of any of the Investors pursuant to, any material indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which any of the Investors is a party or by which any of the Investors is bound or to which any of the property or assets of any of the Investors is subject; (ii) result in any violation of the provisions of the Organizational Documents of any of the Investors or (iii) result in any violation of any Law, except in the case of clauses (i) or (iii), for such conflicts, breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to prevent the Investors’ ability to consummate the transactions contemplated by this Agreement.
(d)No Consents. No registration or filing with, or consent or approval of or other action by, any Governmental Authority is or will be necessary for each Investor’s valid execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated herein and therein.
(e)Sophistication. Each of the Investors is able to bear the economic risks of an investment in the Units, and consequently, without limiting the generality of the foregoing, each of the Investors is able to hold the Units for an indefinite period of time and has a sufficient net worth to sustain a loss of all or a portion of its investment in the Units in the event such loss should occur. Each Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of an investment in the Units.
(f)Exemption from Registration. Each of the Investors is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. Each of the Investors understands and acknowledges that the sale of the Units is being made in reliance on Section 4(2) and Regulation D under the Securities Act, or under other applicable exemptions from registration thereunder. Each of the Investors is acquiring the Units to be purchased by it hereunder solely for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Units in violation of applicable securities laws. Each of the Investors understands that the Company Parties are relying in part upon the representations and agreements contained in this Section 5.1(f) for the purpose of determining whether the offer, sale and issuance of the Units meets the requirements for such exemptions.
(g)Additional Securities Matters. Each of the Investors is aware that it must bear the economic risk of its investment in the Units for an indefinite period of time because the Units have not been registered under the Securities Act, or under the securities laws of any state of the United States, and therefore cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available and, further, that only the Company Parties can take action to register the Units, and the Company Parties are under no obligation and do not propose to attempt to do so. Each of the Investors also recognizes that no U.S. federal or state agency has passed upon the Units to date or made any finding or determination as to the fairness of an investment in the Units.

(h)Rule 144. Each of the Investors acknowledges that it understands that Rule 144 promulgated under the Securities Act is not applicable or contemplated to become applicable to the resale of the Units and further acknowledges that neither of the Company Parties will be obligated to make the filings and reports or to make available publicly the information that is a condition to the availability of Rule 144, or take any other action in furtherance of making any other exemption available.
(i)National Security Issues. None of the Investors, nor any of their beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List of OFAC or in the Annex to United States Executive Order 132224 - Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, nor are they otherwise a party with which the RMH Entities is prohibited to deal under the Laws of the United States. The Investors further represent that the monies used to fund the investment in the Company Parties are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons (i) within any country under a U.S. embargo enforced by OFAC, (ii) that have been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that have been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”
(j)Source of Funds. The Investors do not know or have any reason to suspect that (i) the monies used to fund its investment in the Company Parties have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities and activities in violation of Part 12 of the Anti-Terrorism, Crime and Security Act of 2001 or the FCPA, and (ii) the proceeds from the Investors’ investment in the Company Parties will be used to finance any illegal or illegitimate activities.
(k)Available Funds. The Investors will have (i) at the Initial Closing Date, sufficient cash to enable them to make payment in immediately available funds of the Initial Purchase Price and (ii) at all times during the Commitment Period, sufficient cash to enable them to fund the remainder of the Commitment Amount in connection with Additional Purchases.
(l)Investment Company. The Investors acknowledge that none of the RMH Entities will register as an “investment company” under the Investment Company Act. Accordingly, each of the Investors represent that it is a “qualified purchaser” under the Investment Company Act.
(m)No Commissions. No agent, broker, investment banker, finder, financial advisor or other person employed by the Investors is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS
Section 6.1    Further Assurances. The Investors and the Company Parties covenant and agree to cooperate and use their reasonable best efforts promptly to take, or cause to be taken, all action and promptly to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using their respective reasonable best efforts to cooperate fully with the other party to obtain all approvals that may be necessary or which may be reasonably requested by the Investors or the Company Parties to consummate the transactions contemplated by this Agreement.
Section 6.2    Expenses. All reasonable, documented third party out‐of‐pocket fees and expenses of the Investors accrued in connection with the execution, delivery and performance of this Agreement and in connection with due diligence, negotiations and document preparation related to the transactions contemplated by this Agreement, including, but not limited to, the reasonable, documented third party fees and out‐of‐pocket expenses of legal counsel and other advisers or consultants (collectively, “Investor Expenses”), will be paid by the Company at the Initial Closing and each Additional Closing or as otherwise provided herein. Other than as contemplated by the foregoing, each of the parties hereto shall be responsible for all of their respective fees and expenses associated with the transactions contemplated by this Agreement, and no other party will have any obligation to reimburse the other parties for all or any portion thereof. In connection with a request for reimbursement, the Investors shall submit an invoice to the Company setting forth such reimbursable Investor Expenses, together with reasonable supporting documentation.

Section 6.3    Consultants. Within ninety (90) days of the Initial Closing Date, the Company agrees to engage Deloitte Consulting LLP, PricewaterhouseCoopers LLC or such other consultant as the Company and the Investors may mutually agree for the purpose of providing consulting services to the Company related to the assessment and enhancement of the Company’s environmental compliance program.
Section 6.4    Commitment Fee. The Company agrees to pay to the Investors (in each case in proportions as directed by the Investors) in cash, a commitment fee (the “Commitment Fee”) for each day from the Initial Closing Date until but excluding the date on which the Commitment Period ends (such date, the “End Date”) in accordance with the terms of this Section 6.3. Each Commitment Fee shall be payable by the Company quarterly in arrears (i) on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the End Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to 2.0% of the Available Commitment Amount. Notwithstanding the foregoing, no Commitment Fee will accrue or be payable in respect of any periods of time during which a Commitment Default has occurred and is continuing. If the Company fails to pay any Commitment Fee (or portion thereof) within five (5) Business Days of the date that such Commitment Fee is due and payable, interest at a rate of 12.0% per annum shall accrue on any such unpaid amounts.
Section 6.5    Confidentiality. During the term of this Agreement and for a period of one year following the end of the Commitment Period, each of the Investors will, and will cause each of their Representatives to, keep confidential any information concerning the Company or its subsidiaries, properties and businesses (“Confidential Information”) and will not, and will cause its Representatives not to, without prior written consent of the Company (a) disclose Confidential Information to any other Person other than (i) to another party hereto or its Representatives, or (ii) to such of Investor’s Representatives who are instructed to abide by the confidentiality provisions of this Section 6.4, (iii) at the direction or with the consent of the Company Parties, or (iv) as expressly provided by this Section 6.4, or (b) use Confidential Information for anything other than as necessary and appropriate in reviewing and evaluating the performance of the Company Parties. The restrictions set forth in this Section 6.5 do not apply to any disclosures relating to U.S. federal and state income tax treatment and tax structure of the transaction contemplated hereby and all materials of any kind (including opinions and tax analyses) relating to the tax treatment and tax structure, not including information relating to the identity of any Investor, its Affiliates, agents, or advisors, and to any disclosures required by Law or regulatory authority (pursuant to the advice of counsel), so long as (x) the person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Company stating the basis upon which the disclosure is asserted to be required, and (y) the person subject to such disclosure obligations takes all reasonable steps to oppose or mitigate any such disclosure; provided that the foregoing clauses (x) and (y) shall not apply to the extent such disclosure is required to be made on federal and state income tax returns filed by the person subject to such disclosure. As used herein the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Investor or its respective Representatives in breach of this Section 6.4, (ii) was within any Investor’s or its respective Representatives’ possession prior to its being furnished by or on behalf of the Company, provided that the source of such information was not known by any such Investor, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (iii) becomes available to such Investor or its respective Representatives on a non-confidential basis from a source other than the Company or any of its officers, agents or representatives, provided that the source of such information was not known by any such Investor, after reasonable investigation, to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) has been or is subsequently independently conceived by any Investor or its respective Representatives without use or reference to the Confidential Information. For the avoidance of doubt, the obligations of the parties hereto contained in this Section 6.5 shall be in addition to any other obligations of confidentiality owed among the parties. If any of the Investors or any of their respective Representatives is requested or required by applicable law, rule or regulation, regulatory authority, subpoena, civil investigation, deposition interrogatories, requests for information or documents in legal or administrative proceedings, court order, demand or similar legal process to disclose any Confidential Information, then such Investors will, to the extent permitted by applicable law, provide the Company Parties with prompt written notice thereof and, if requested by the Company Parties in writing, will use reasonable efforts to resist disclosure, at the expense of the Company Parties. If, in the absence of a protective order or other remedy or a waiver by the Company Parties, the Investors or any of its respective Representatives is, in the advice of its legal counsel, legally required to disclose Confidential Information, then the Investors or their respective Representatives may disclose only that portion of the Confidential Information legally required to be disclosed, without liability under this Section 6.4; provided that the Investors or their Representatives use their reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company Parties to obtain an appropriate protective order or other reliable assurance (at the Company Parties’ sole expense) that confidential treatment will be accorded to the Confidential Information.
Section 6.6    Public Announcements. Each party will consult with and obtain the prior written approval, not to be unreasonably withheld, conditioned or delayed, of the other parties hereto before issuing any press release with respect to the transactions contemplated by this Agreement, and will not issue any such press release prior to obtaining such prior written consent, except as may be required by applicable Law. Notwithstanding the foregoing, the Investors may provide customary information in respect of the transactions contemplated by this Agreement to its financing sources, including its limited partners, members, stockholders or other equityholders, as applicable, and their investors and partners, members, stockholders or other equityholders, in each case, as each Investor may elect in its sole discretion; provided that any such financing source that receives Confidential Information shall abide by the provisions of Section 6.4 of this Agreement. Each party will consult with the other parties hereto and consider in good faith any comments provided by such other parties concerning the disclosure contained in such press release with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, without the prior written approval of the other parties hereto, no party will issue any press release or other public statement that attributes comments to any other party or that indicates the approval of any other party of the contents of any such press release or statement (or portion thereof).
Section 6.7    Reorganization Transactions. On or prior to the Initial Closing, the Company shall contribute or cause one of its Subsidiaries to contribute all of the Incentive Distribution Rights and all of the Sponsor Units to the Partnership.
Section 6.8    Tax Treatment. Notwithstanding any provision in this Agreement to the contrary, the parties hereto agree that for U.S. federal income tax purposes (including for purposes of maintaining the capital accounts of each of the Company Parties), each Initial Common Unit shall be treated as having been acquired by Investors for a capital contribution to the Partnership of $37.61194787878788, for an aggregate initial capital contribution to the Partnership in exchange for the Initial Common Units of $31,029,857.00, and that the remaining $343,970,143 of the Initial Purchase Price shall be treated for U.S. federal income tax purposes as a capital contribution to the Company in exchange for the Initial Series B Units, in each case subject to recharacterization under section 707 of the Code as a disguised sale of partnership interests.  The same U.S. federal income tax treatment and fair market values shall apply proportionately to any Additional Purchase pursuant to Section 3.1.

ARTICLE VII
INDEMNIFICATION
Section 7.1    Indemnification by the Investor. Subject to the terms of this Article VII, from and after the Initial Closing, the Investors shall, severally and not jointly, indemnify, defend and hold harmless the Company Parties and their respective partners, members, directors, officers, owners, employees, successors and assigns from and against any and all judgments, injunctions, orders, rulings, assessments, remedial costs, charges, taxes, Liens, settlement payments, fines, penalties, deficiencies, damages, claims, liabilities, obligations, losses, costs and expenses (including reasonable fees and expenses of counsel, accountants and other experts and court costs and other expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of or resulting from: (a) the failure of any of the representations or warranties of the Investors contained in Article V of this Agreement or in any officer’s certificate delivered pursuant to this Agreement to be true and correct as of the Initial Closing Date or any applicable Additional Closing Date, in each case as applicable, and (b) the failure of the Investors to perform any of their covenants or obligations under this Agreement.
Section 7.2    Indemnification by the Company Parties. Subject to the other terms of this Article VII, from and after the Initial Closing, the Company Parties shall, jointly and severally, defend and hold harmless the Investors and their Affiliates and respective partners, members, stockholders or other equity holders, directors, officers, owners, employees, successors and assigns (collectively, the “Investor Indemnitees”) from and against any and all Losses arising out of or resulting from: (a) the failure of any of the representations or warranties of the Company Parties contained in this Agreement (other than the Fundamental Representations) or in any officer’s certificate pursuant to this Agreement to be true and correct as of the Initial Closing Date or any applicable Additional Closing Date, in each case as applicable, (b) the failure of any of Fundamental Representations to be true and correct as of the Initial Closing Date or any applicable Additional Closing Date, in each case as applicable, and (c) the failure of the Company Parties to perform any of their covenants or obligations under this Agreement.

Section 7.3    Limitations and Other Indemnity Claim Matters.
(a)Except to the extent otherwise provided, the Company Parties shall have no obligation to indemnify the Investor Indemnitees against, or reimburse any Investor Indemnitees for, any Losses with respect to any claim (or series of related claims) under Section 7.2(a) after the aggregate amount of all payments made by the Company Parties hereunder in respect of Losses exceeds 10% of the aggregate purchase price for all Units previously purchased by the Investors pursuant to Section 2.1 and Section 3.1 of this Agreement (the “Cap”).
(b)Notwithstanding clauses (a) and (b) above, to the extent the Investor Indemnitees are entitled to indemnification for Losses arising from fraud, the Company Parties shall be fully liable for such Losses without regard to the Cap.
(c)In no event will any Person otherwise entitled to indemnification under this Article VII (each, an “Indemnitee”) be entitled to assert a Claim under Sections 7.1 or 7.2, as applicable, in respect of the Initial Closing or an Additional Closing (as applicable) unless such Claim is submitted in compliance with the other procedures of this Article VII on or before the first anniversary of the Initial Closing Date (with respect to Losses related to Units issued and sold at the Initial Closing) or the applicable Additional Closing Date (with respect to Losses related to Units issued and sold at such Additional Closing); provided that such one-year limitation will not apply to (i) any Claims under Section 7.1(a), Section 7.1(b), Section 7.2(b) or Section 7.2(c), which Claims in each case will survive indefinitely, or (ii) any Claims under Section 7.2(a) arising out of or related to any of the representations and warranties contained in Section 4.1(m) (Environmental Compliance), which Claims will survive until the second anniversary of the Initial Closing Date (with respect to Losses related to Units issued and sold at the Initial Closing) or the applicable Additional Closing Date (with respect to Losses related to Units issued and sold at such Additional Closing). Notwithstanding the foregoing, if a written Claim or written notice is duly given in good faith under this Article VII with respect to any representation, warranty, covenant or agreement prior to the expiration of the applicable survival period set forth in this Section 7.3(c), the Claim with respect to such representation, warranty, covenant or agreement shall continue indefinitely until such claim is finally resolved pursuant to this Article VII.
(d)Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall have any liability in the aggregate for any Losses arising from or relating to this Agreement in excess of the Commitment Amount.
Section 7.4    Claim Procedures.
(a)Each Indemnitee agrees that after it becomes aware of facts which would reasonably be expected to give rise to a claim by it for indemnification pursuant to this Article VII, such Indemnitee must assert its claim for indemnification as soon as reasonably practicable under this Article VII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Person allegedly required to provide indemnification protection under this Article VII (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such Claim and the amount (or if not finally determined, a good faith estimate) of Losses being incurred by, or imposed upon, the Indemnitee on account of the basis for the claim for indemnification. Notwithstanding the foregoing, so long as such notice is given within the applicable time period described in Section 7.3(c), an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnitor from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnitor is actually and materially prejudiced by such failure or delay.
(b)The Indemnitees will be entitled to bring a Claim under any clause of Sections 7.1 or 7.2, as applicable, even if such Claim could be brought under more than one of such clauses.
Section 7.5    Third Party Claims.
(a)In the event of (i) the assertion of any Claim by a Third Party for which, by the terms hereof, an Indemnitor is obligated to indemnify an Indemnitee and (ii) the admission of the Indemnitor of its liability for indemnification pursuant to Article VII subject to the limitations on liability contained in this Article VII, the Indemnitor will then have the right, at such Indemnitor’s sole expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee, so long as such counsel is reasonably acceptable to the Indemnitee. If Indemnitor is entitled to and does elect to assume the defense, negotiation or settlement of the Claim, it shall within thirty (30) days after receipt of notice of the underlying Claim (or sooner if the nature of the Claim so requires) (the “Dispute Period”) notify the Indemnitee of its intent to do so. Subject to Section 7.5(c), if the Indemnitor is entitled to and notifies Indemnitee within the Dispute Period of its intent to assume defense, negotiation or settlement of the Claim, the Indemnitor will then have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnitor to a final conclusion or settled by the Indemnitor. If Indemnitor is entitled to and does elect to defend against, negotiate, settle or otherwise handle any Claim, the Indemnitee will (x) if requested by Indemnitor, fully cooperate with Indemnitor, at Indemnitor’s expense and (y) be entitled, at its own election and cost, to participate with the Indemnitor, in each case in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding the foregoing, the Indemnitee will have the right to defend, negotiate or settle any such Claim until such time as the Indemnitor provides timely notice within the Dispute Period of its admission of liability for indemnification pursuant to Article VII and its intent to assume the defense of such Claim, and any costs or expenses incurred by the Indemnitee in connection therewith will be Losses hereunder.
(b)If the Indemnitor (i) accepts responsibility for any such Claim subject to the limitations on liability contained in this Article VII but fails to diligently prosecute such Claim, (ii) if the Indemnitor does not accept responsibility for any such Claim subject to the limitations on liability contained in this Article VII or (iii) does not undertake within the Dispute Period to defend against such Claim, the Indemnitee may assume control of such defense, negotiation or settlement with the counsel and advisors of its choosing.
(c)Notwithstanding anything to the contrary in this Agreement, the Indemnitor will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, admit liability or permit a default, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnitee or imposes any liabilities or other obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.

ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:
(a)at any time before the expiration of the Commitment Period, by the Investors or the Company Parties, by written notice to the other, in the event that any Law or final, non-appealable order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Units pursuant to this Agreement;
(b)at any time before the expiration of the Commitment Period, by the Investors or the Company Parties, by written notice to the other, if the other has materially breached its obligations hereunder, where the effect of such breach would be to cause the conditions to the obligation to consummate the Initial Closing or any Additional Closing set forth in Article II or Article III, as applicable, of the terminating party not to be satisfied, and such breach (other than a breach of the Investors’ obligation to pay the Initial Purchase Price or the Additional Purchase Price in accordance with the terms of Article II and Article III) has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the breaching party is endeavoring in good faith, and proceeding diligently, to cure such breach, the breaching party shall have an additional fifteen (15) days in which to effect such cure; or
(c)by mutual written consent of the Company Parties and the Investors.
Section 8.2    Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation on the part of the Company Parties or the Investors (or any of their respective Representatives or Affiliates); provided that (a) Article VII, Article IX, Section 6.2, Section 6.4 and Section 6.5 will survive any such termination and (b) each party shall continue to be liable for any willful and intentional material breach of this Agreement or fraud by it occurring prior to such termination. For purposes of this Section 8.2, “willful and intentional material breach” shall mean a material breach or material default that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a material breach of this Agreement.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto and their respective successors and permitted assigns. None of the Investors may assign either this Agreement or any rights, interests or obligations hereunder without the prior written approval of the Company Parties, and neither of the Company Parties may assign either this Agreement or any rights, interests or obligations hereunder without the prior written approval of the Investors; provided, however, that notwithstanding the foregoing, the Investors may assign their rights, interests and obligations hereunder to any of their Affiliates (i) with the prior consent of the Company Parties, such consent not to be unreasonably withheld, conditioned or delayed (provided that it shall be reasonable for the Company Parties to withhold such consent if the proposed assignee is not a creditworthy counterparty) or (ii) without the approval of the Company Parties of such assignment solely to the extent that such rights, interests and obligations relate to Units that have been issued pursuant to this Agreement to the Investors prior to the time of such assignment and solely in connection with the concurrent assignment to such assignee of the related Units, to which such rights, interests and obligations pertain. For the avoidance of doubt, the Investors may not assign any of their rights, interests or obligations that relate to any Additional Closings that have not yet been consummated (including the Investors’ obligations to perform any covenants or fund any amounts in connection with any such Additional Closings) without the prior written approval of the Company Parties, such consent not to be unreasonably withheld, conditioned or delayed (provided that it shall be reasonable for the Company Parties to withhold such consent if the proposed assignee is not a creditworthy counterparty). Any assignment in contravention of this Section 9.1 shall be void ab initio. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement except as provided herein. Upon any permitted assignment, the references in this Agreement to an Investor shall also apply to any permitted assignee unless the context otherwise requires.
Section 9.2    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by electronic transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to the Investors or the Company Parties at their respective address listed below (or such other address as hereafter specified) must be sent to:

If to the Investors, to:
EIG Management Company, LLC
Three Allen Center
333 Clay Street, Suite 3500
Houston, Texas 77002
Attention: Matthew Hartman and Amy Springs
Email: matthew.hartman@eigpartners.com; amy.springs@eigpartners.com with a copy to:
Kirkland & Ellis LLP
600 Travis Street, Suite 3300
Houston, Texas 77002
Attention: Matthew R. Pacey, P.C. and John D. Pitts
Facsimile: (713) 835-3601
Email: matt.pacey@kirkland.com; john.pitts@kirkland.com
If to the Company Parties, to:
Rice Midstream Holdings LLC
Three Allen Center
333 Clay Street, Suite 4150
Houston, Texas 77002
Attention: Will Jordan, General Counsel

Email: Will.Jordan@RiceEnergy.com
with a copy to:
Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston, Texas 77002
Attention: Douglas E. McWilliams and Alan Beck
Email: dmcwilliams@velaw.com; abeck@velaw.com
Section 9.3    Governing Law. THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES.
Section 9.4    Jurisdiction and Venue. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE COMPANY AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO HIM AT THE ADDRESS SPECIFIED PURSUANT TO Section 9.2, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.
Section 9.5    Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, INCLUDING THE COMPANY AGREEMENT.
Section 9.6    Entire Agreement. This Agreement and the other Transaction Documents, together with the Exhibits, certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto in respect of their subject matters and supersede all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.
Section 9.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
Section 9.8    Amendments and Waivers. This Agreement may be amended, modified, or waived from time to time only by a written instrument executed and agreed to by the Company and the Investor. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.
Section 9.9    Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a court, governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the court, governmental body, arbitrator or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 9.10    Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, including actions taken by or on behalf of any Affiliate of such person.
Section 9.11    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party hereto (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
Section 9.12    Remedies Generally. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the parties hereto acknowledge and agree that each such party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any other party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding anything to contrary provided herein, the obligations of each Investor hereunder are several and not joint with the obligations of any other Investor.

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SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
THE COMPANY:

Rice Midstream Holdings LLC

By: /s/ Daniel J. Rice IV
Name:    Daniel J. Rice IV
Title:    Chief Executive Officer

THE PARTNERSHIP:

Rice Midstream GP Holdings LP

By: Rice Midstream GP Management LLC

By: /s/ Daniel J. Rice IV
Name:    Daniel J. Rice IV
Title:    Chief Executive Officer

THE INVESTORS:

EIG ENERGY FUND XVI, L.P.
By:    EIG Management Company, LLC, its manager

By:    /s/ Wallace Henderson
Name:    Wallace Henderson
Title:    Managing Director

By:    /s/ Matthew Hartman
Name:    Matthew Hartman
Title:     Vice President

EIG ENERGY FUND XVI-E, L.P.
By:    EIG Management Company, LLC, its manager

By:    /s/ Wallace Henderson
Name:    Wallace Henderson
Title:    Managing Director

By:    /s/ Matthew Hartman
Name:    Matthew Hartman
Title:     Vice President

EIG HOLDINGS (RICE) PARTNERS, LP
By:    EIG Management Company, LLC, its manager

By:    /s/ Wallace Henderson
Name:    Wallace Henderson
Title:    Managing Director

By:    /s/ Matthew Hartman
Name:    Matthew Hartman
Title:     Vice President

SCHEDULE I

HOLDER OF UNITS	SERIES B UNITS HELD (as of the Initial Closing Date)	COMMON UNITS HELD (as of the Initial Closing Date)
EIG ENERGY FUND XVI, L.P.	215,200.83	473,441.84
EIG ENERGY FUND XVI-E, L.P.	3,460.95	7,614.09
EIG HOLDINGS (RICE) PARTNERS, LP	156,338.22	343,944.07
TOTAL	375,000	825,000

SCHEDULE 4.1(b)(i)

•	Rice Midstream Holdings LLC

◦	Rice Energy Appalachia, LLC has a 100.0% membership interest in Rice Midstream Holdings LLC

•	Rice Midstream GP Holdings LP

◦	Rice Midstream Holdings LLC has a 100.0% limited partner interest in Rice Midstream GP Holdings LP

◦	Rice Midstream GP Management LLC has a 100.0% non-economic general partner interest in Rice Midstream GP Holdings LP

SCHEDULE 4.1(b)(ii)

Subsidiaries of Rice Midstream Holdings LLC

Name of Subsidiary	Jurisdiction of Organization
Rice Midstream Management LLC	Delaware
Rice Olympus Midstream LLC	Delaware
Rice West Virginia Midstream LLC	Delaware
Rice Midstream GP Holdings LP	Delaware
Rice Midstream GP Management LLC	Delaware
Strike Force Midstream Holdings LLC	Delaware
Strike Force Midstream LLC	Delaware
Strike Force East LLC	Delaware
Strike Force South LLC	Delaware

SCHEDULE 4.1(z)

None.Annex A - Form of Opinion of Vinson & Elkins L.L.P.
Capitalized terms used but not defined herein have the meanings assigned to such terms in the Securities Purchase Agreement (the “Purchase Agreement”). The Company Parties shall have delivered to the Investors a legal opinion from Vinson & Elkins L.L.P., legal counsel for the Company Parties, addressed to the Investors and dated the applicable Closing Date in form reasonably satisfactory to the Investors, stating that:

Based on the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

(a)
Each of the Company Parties is validly existing as a limited partnership or limited liability company, as applicable, in good standing under the laws of the State of Delaware, with all limited partnership or limited liability company, as the case may be, power and authority necessary to enter into and perform its obligations under the Purchase Agreement;

(b)
The Series B Units to be issued and sold by the Company in the Initial Purchase and the limited liability company interests represented thereby have been duly authorized in accordance with the Company Agreement and, when issued and delivered to the Investors against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required under the Company Agreement) and nonassessable (except as such nonassessability may be affected by matters described in 18-607 and 18-804 of the Delaware LLC Act).

(c)
The Common Units to be issued and sold by the Partnership and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Investors against payment therefor in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(d)	Each of the Purchase Agreement and the other Transaction Documents has been duly authorized, executed and delivered by Rice Energy and the RMH Entities party thereto; and

(e)
The offering, issuance and sale of the Units, the execution and delivery of the Purchase Agreement and each of the Transaction Documents by the Company Parties party thereto and the application of the proceeds from the sale of the Units, in each case, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property, right or assets of any of the Company Parties pursuant to the Credit Facility; (ii) result in any violation of the provisions of the Organizational Documents of any of the Company Parties; or (iii) result in any violation of the Delaware LLC Act, the Delaware LP Act or applicable U.S. federal law or any order, judgment, decree or injunction known to us of any U.S. federal or Delaware court or governmental agency or body having jurisdiction over the Partnership Entities or any of their properties in a proceeding in which any of them or their respective properties is a party, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect, it being understood with respect to clause (iii) above, we express no opinion as to the application of any federal or state securities or Blue Sky laws or federal or state antifraud laws, rules or regulations;

(f)
Assuming the accuracy of the representations and warranties of the Investors, no registration or filing with, or consent or approval of or other action by, any Governmental Authority is or will be necessary for each Company Parties’ issuance and sale of the Units and valid execution and delivery of the Purchase Agreement or the other Transaction Documents, other than those (i) which have previously been obtained or made, (ii) which are required to be made (if any) under federal or state securities laws, or (iii) where the failure to obtain such consent or approval, or registration or filing with, would not reasonably be expected to materially impair the ability of the Company Parties to consummate the Initial Purchase;

(g)
Assuming the accuracy of the representations and warranties of each of the Investors and the Company Parties contained in the Purchase Agreement, the sale and issuance of the Units by the Company and the Partnership to the

Investors solely in the manner contemplated by the Purchase Agreement are exempt from the registration requirements of the Securities Act; provided, that, we express no opinion as to any subsequent sale or resale.